Exhibit 99.1

News Release
Media Contact:		Goodrich Corporation
Lisa Bottle	+1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Laurie Tardif	+1 704 423 7048	Charlotte, NC 28217-4578
Tel: 704 423 7000
Investor Relations:		Fax: 704 423 7002
Paul Gifford	+1 704 423 5517	www.goodrich.com

For Immediate Release
Goodrich Announces 11 Percent Increase in Sales and 34 Percent Increase in Net Income per Diluted Share for Third Quarter 2008, Increases Net Income per Diluted Share Outlook for 2008 and Provides Outlook for 2009, Increased Dividend
•	Third quarter 2008 sales of $1,772 million increased 11 percent over third quarter 2007 sales of $1,602 million.

•
Third quarter 2008 income per diluted share of $1.33 increased 34 percent over third quarter 2007 income per diluted share of $0.99. Income from continuing operations increased 21 percent, to $1.33 in the third quarter 2008 from $1.10 in the third quarter 2007.

•	Total segment operating income margin increased to 18.2 percent, from 17.2 percent in the third quarter 2007.

•
Full year 2008 net income per diluted share expectations increased to $4.90 – $5.00 and sales outlook for 2008 reduced to approximately $7.1 billion. Net cash provided by operating activities, minus capital expenditures, is expected to be about 65 percent of net income in 2008. The current outlook includes the expected impact on sales, income and cash flow related to the Boeing strike.

•
Full year 2009 outlook for sales in the $7.7 – $7.8 billion range and net income per diluted share in the $5.05 – $5.25 range. Net cash provided by operating activities, minus capital expenditures, expected to exceed 75 percent of net income in 2009.

CHARLOTTE, N.C., October 23, 2008 — Goodrich Corporation announced results today for the third quarter, adjusted its outlook for full year 2008 results and issued its outlook for the full year 2009.

Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We have continued to perform very well in all segments of our business. Our strong positions on the newer, more fuel-efficient commercial airplanes have enabled us to grow our commercial aftermarket sales at rates consistently faster than the overall capacity in the global airline system, a trend which we expect to sustain going forward. We continue to believe that deliveries of large commercial airplanes by Boeing and Airbus will result in strong original equipment sales growth for Goodrich in 2009, compared to 2008. Further, we expect an increase in defense and space sales in 2009, compared to 2008.”
“We assume a soft economic environment for 2009, and that global available seat miles will be approximately flat in 2009, compared to 2008. Despite this, we believe that Goodrich can continue to generate both top and bottom-line growth in 2009, compared to 2008. We expect to be able to grow sales by 8 – 10 percent in 2009 and we expect that our income from continuing operations will also grow by as much as 10 percent, even after we absorb significantly higher pension expense and incremental foreign currency translation expense. The strength of our company lies with the talent and commitment of our people, our strong positioning on the newer, more fuel-efficient aircraft around the world, our diversified global customer base, and our well-established global maintenance and repair infrastructure,” Larsen continued.
Third Quarter 2008 Results
Goodrich reported third quarter 2008 net income of $168 million, or $1.33 per diluted share, on sales of $1,772 million. In the third quarter 2007, the company reported net income of $127 million, or $0.99 per diluted share, on sales of $1,602 million. Third quarter 2008 sales increased 11 percent and net income per diluted share increased 34 percent compared with the third quarter 2007. Income from continuing operations during the third quarter 2008 was $168 million, a 20 percent increase over income from continuing operations of $140 million in the third quarter 2007.
Net income in the third quarter 2008, compared with the third quarter 2007, was positively affected by increased sales and improved operational efficiencies in most business units. Two other significant factors affected third quarter 2007 net income, namely:
•
During the third quarter 2007, Goodrich recorded an after-tax loss from discontinued operations of $13 million, or $0.11 per diluted share, primarily associated with the sale of its Aviation Technical Services business. There were no similar charges during the third quarter 2008.

•
During the third quarter 2007, Goodrich settled claims with a customer covering many open issues and affecting all segments. The net result of these settlements was an increase in pre-tax operating income of approximately $22 million, or $0.11 per diluted share. There were no similar settlements during the third quarter 2008.

The company reported an effective tax rate of 36 percent for the third quarter of 2008, compared with an effective tax rate of 28 percent during the third quarter 2007. The effective tax rate for the third quarter 2008 did not include any benefit related to extension of the U.S. Research and Development tax credit, which became law in October 2008.

The increased sales for the quarter reflected continued growth in the company’s major market channels. For the third quarter 2008 compared with the third quarter 2007, sales increases by market channel were as follows:
•	Large commercial airplane original equipment sales increased by about 1 percent,

•	Regional, business and general aviation airplane original equipment sales increased by about 29 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales increased by about 13 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 12 percent.
Net cash provided by operating activities during the third quarter 2008 was $141 million, a decrease of $73 million from the same period in 2007. The decrease was primarily due to higher pension contributions of approximately $68 million and increased working capital, partially offset by higher pre-tax income, in the third quarter 2008 compared to the third quarter 2007. Capital expenditures were $73 million in the third quarter 2008 compared with $66 million in the third quarter 2007.
During the third quarter 2008, Goodrich repurchased approximately two million shares of its common stock. The company has approximately $246 million remaining under its current share repurchase program.
Year-to-Date Results
For the first nine months of 2008, the company reported net income of $513 million, or $4.03 per diluted share, on sales of $5,367 million. During the first nine months of 2007, net income was $351 million, or $2.75 per diluted share, on sales of $4,724 million. For the first nine months of 2008, sales increased 14 percent and net income per diluted share increased 47 percent compared with the first nine months of 2007. The $643 million increase in sales reflected double-digit percentage growth in all of the company’s major market channels. The effective tax rate for the first nine months of 2008 was 32 percent, a higher rate than the 30 percent experienced during the first nine months of 2007. The effective tax rate for the first nine months of 2008 did not include any benefit related to extension of the U.S. Research and Development tax credit, which became law in October 2008.
Net cash provided by operating activities during the first nine months of 2008 was $461 million, an increase of $55 million from the same period in 2007. The increase was primarily due to cash from higher pre-tax income and improvements in working capital. Capital expenditures were $190 million for the first nine months of 2008 compared to capital expenditures for the first nine months of 2007 of $161 million.

Business Highlights
•
On October 21, 2008 the Goodrich Board of Directors declared an increased quarterly dividend of $0.25 per share of common stock, payable January 2, 2009 to shareholders of record on December 1, 2008. This dividend declaration represents an 11 percent increase over the previous quarterly dividend of $0.225 per share of common stock.

•
Goodrich received a contract from the U.S. Army to provide up to 1,000 Vehicle Health Management Systems for UH-60A/L Black Hawk helicopters. The five-year Indefinite Delivery, Indefinite Quantity contract is valued at up to $300 million and covers deliveries through 2013.

•
Goodrich was selected by Airbus to supply the air data system and ice detection system for the new A350 XWB commercial aircraft. Together, the awards are expected to generate more than $600 million in original equipment and aftermarket revenue over 20 years.

•
Goodrich and Rolls-Royce plc signed a Letter of Intent proposing the formation of a joint venture company which would develop and supply engine controls for Rolls-Royce aero engines. The proposed joint venture would combine Goodrich’s existing UK-based engine controls design and manufacturing business and Rolls-Royce’s expertise in the integration of controls into the engine. Goodrich would retain the aftermarket products and services business associated with the joint venture’s products.

•
Goodrich completed the acquisition of the Chicago Aerial Industries and Pacific Optical Division assets of Recon/Optical, Inc., a leading provider of low-to-medium altitude airborne reconnaissance cameras and optical products for the homeland security and military market.

2008 Outlook
The company’s current market assumptions, for each of its major market channels, for the full year 2008 (including sales resulting from recent acquisitions), compared with the full year 2007, include:
•	Large commercial airplane original equipment sales are expected to increase by about 5 – 10 percent, depending on the outcome of the Boeing strike,

•	Regional, business and general aviation airplane original equipment sales are expected to increase by about 20 percent,

•	Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 9 – 11 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 11 percent.

The company’s full year 2008 sales expectation has been reduced to approximately $7.1 billion from the prior outlook of $7.3 billion. The current outlook assumes that the Boeing strike will end in the late October to early November time period. The current outlook for sales represents expected growth of about 11 percent from 2007 results. The outlook for 2008 net income per diluted share has been increased to a range of $4.90 – $5.00 from the prior outlook of $4.80 – $4.95, reflecting an expected increase of 30 – 32 percent compared with the company’s net income per diluted share for 2007. Goodrich expects income from continuing operations to be in the range of $4.84 – $4.94 for the full year 2008.
The 2008 outlook assumes, among other factors, a full-year effective tax rate of approximately 32 – 33 percent, which includes a full-year benefit of approximately 1 percent related to the extension of the U.S. Research and Development tax credit, which became law in October 2008. The benefit is retroactive to the beginning of 2008, and the full year benefit will be reflected in the company’s fourth quarter 2008 results. The 32 – 33 percent tax rate for 2008 compares with an effective tax rate of approximately 31 percent for 2007.
For 2008, Goodrich now expects net cash provided by operating activities, minus capital expenditures, to approximate 65 percent of net income. This outlook includes anticipated inventory build-ups resulting from the Boeing strike and reflects a continuation of working capital investments to support the Boeing 787 Dreamliner and Airbus A350 XWB programs and capital expenditures for low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2008 to be in a range of $275 – $325 million, unchanged from the prior outlook.
The current sales, net income and net cash provided by operating activities outlooks for 2008 do not include the impact of acquisitions or divestitures, potential taxes associated with the formation of the Rolls-Royce joint venture and additional voluntary U.S. pension plan contributions.
2009 Outlook
The company’s 2009 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2009, compared with the full year 2008 outlook, include:
•
Large commercial airplane original equipment sales are expected to increase by about 20 percent. This outlook assumes the delivery of approximately 1,000 – 1,025 large commercial airplanes in 2009, and that the Boeing strike is over by late October or early November 2008,

•	Regional, business and general aviation airplane original equipment sales are expected to increase by approximately 7 – 8 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to increase by about 4 – 7 percent. This outlook assumes that worldwide available seat miles (ASMs) change in the range of negative 2 percent to positive 2 percent in 2009, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 5 – 7 percent.

The company’s initial full year 2009 sales expectations are for sales of $7.7 – $7.8 billion, representing expected growth of about 8 – 10 percent from the current outlook for 2008. The outlook for 2009 income from continuing operations and net income per diluted share is for a range of $5.05 – $5.25. This represents an increase of 2 – 8 percent, compared to the company’s current outlook for income from continuing operations for the full year 2008.
The 2009 outlook includes, among other factors:
•
Higher pre-tax pension expense of up to $55 million, or $0.27 per diluted share. The higher pension expense assumes a negative return on plan assets of 13 percent in 2008 and a 2009 discount rate of approximately 7.5 percent, which reflects experience through September 30, 2008. Pension expense for 2009 will be finalized based on December 31, 2008 actual asset values and discount rates,

•	A full-year effective tax rate of 33 percent for 2009,

•
Unfavorable foreign exchange translation costs of approximately $12 million, or $0.06 per diluted share. While still a slight headwind, foreign exchange translation costs have decreased with the recent strengthening of the U.S. dollar compared to the Euro, British Pound and Canadian dollar, and

•	Closing of the Rolls-Royce joint venture around year-end 2008.
For 2009, Goodrich expects net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income, including the impact of announced delays in the Boeing 787 Dreamliner and the Airbus A380 airplane programs. This outlook reflects a continuation of working capital investments to support these programs, cash expenditures for investments in the Airbus A350 XWB and capital expenditures for low cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2009 to be in a range of $275 – $300 million.
The current sales, net income and net cash provided by operating activities outlooks for 2009 do not include the impact of acquisitions or divestitures, potential taxes associated with the formation of the Rolls-Royce joint venture and assumes that the Boeing strike is over by late October or early November 2008.

The supplemental discussion and tables that follow provide more detailed information about the third quarter 2008 segment results.

Goodrich will hold a conference call on October 23, 2008 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-0658.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;

•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries;

•	the effect of changes in accounting policies or tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts;

•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities;

•
with respect to the Airbus agreements for the supply of the air data systems and ice detection system for the new A350 XWB: demand for and market acceptance of the aircraft; the actual amount of product purchased under the contracts; potential cancellation of orders by customers; extension of contracts with the company relating to the aircraft beyond the initial contract period; and global demand for the aircraft’s spare parts and aftermarket services; and

•
with respect to the contract from the U.S. Army to provide Vehicle Health Management Systems for UH-60A/L Black Hawk helicopters: the actual amount of product purchased by the U.S. Army; changing priorities or reductions in the defense budget in the U.S.; and the level of activity in military flight operations.

We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended September 30, 2008 Compared with Quarter Ended September 30, 2007

	Quarter Ended September 30,
			%	% of Sales
	2008	2007	Change	2008	2007
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$664	$608	9.3%
Nacelles and Interior Systems	$596	$545	9.4%
Electronic Systems	$512	$449	14.0%

Total Sales	$1,772	$1,602	10.7%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$80.0	$73.6	8.7%	12.0%	12.1%
Nacelles and Interior Systems	$162.4	$143.6	13.1%	27.2%	26.3%
Electronic Systems	$79.3	$58.7	35.1%	15.5%	13.1%

Segment Operating Income	$321.7	$275.9	16.6%	18.2%	17.2%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $664 million for the quarter ended September 30, 2008 increased $56 million, or 9 percent, from $608 million for the quarter ended September 30, 2007. The increase was primarily due to the following:
•
Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $41 million, primarily in our aircraft wheels and brakes and landing gear business units; and

•	Higher regional, business and general aviation airplane OE sales of approximately $16 million, primarily in our landing gear business unit; offset by

•	Lower large commercial airplane OE sales of approximately $4 million, primarily in our landing gear business unit.
Actuation and Landing Systems segment operating income of $80.0 million for the quarter ended September 30, 2008 increased $6.4 million, or 9 percent, from $73.6 million for the quarter ended September 30, 2007. This increase in operating income was primarily due to the following:
•	Favorable product mix across most business units, which resulted in higher income of approximately $22 million;

•	Higher income resulting from changes in estimates on certain long-term contracts of approximately $11 million; offset by

•	Unfavorable foreign exchange translation costs of approximately $4 million;

•	Settlement of claims with a customer in the third quarter of 2007 that did not recur in 2008, which resulted in lower income of approximately $15 million; and

•	Increased operating costs net of higher pricing across all business units, which resulted in lower income of approximately $13 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $596 million in the quarter ended September 30, 2008 increased $51 million, or 9 percent, from $545 million in the quarter ended September 30, 2007. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales, including spare parts and MRO volume of approximately $27 million, primarily in our aerostructures and interiors business units;

•	Higher defense and space OE and aftermarket sales of approximately $18 million, primarily in our interiors and aerostructures business units; and

•	Higher regional, business, and general aviation airplane OE sales of approximately $8 million, primarily in our aerostructures and interiors business units.
Nacelles and Interior Systems segment operating income of $162.4 million in the quarter ended September 30, 2008 increased $18.8 million, or 13 percent, from $143.6 million in the quarter ended September 30, 2007. The increased segment operating income was primarily due to the following:
•	Higher sales volume, primarily in our interiors and aerostructures business units, which resulted in higher income of approximately $17 million; and

•	Higher income resulting from changes in estimates for certain long-term contracts at our aerostructures business unit of approximately $7 million; offset by

•	Settlement of a claim with a customer in the third quarter of 2007 that did not recur in 2008, which resulted in lower income of approximately $7 million; and

•	Unfavorable foreign exchange translation costs of approximately $2 million.

Electronic Systems: Electronic Systems segment sales of $512 million in the quarter ended September 30, 2008 increased $63 million, or 14 percent, from $449 million in the quarter ended September 30, 2007. The increase was primarily due to the following:
•
Higher defense and space OE and aftermarket sales of approximately $33 million, primarily in our sensors and integrated systems business unit, including sales associated with the acquisition of TEAC of approximately $6 million and sales associated with the acquisition of ROI of approximately $5 million;

•
Higher regional, business and general aviation airplane OE sales of approximately $11 million, primarily in our sensors and integrated systems and engine control and electrical power systems business units;

•
Higher large commercial airplane aftermarket sales of approximately $10 million, primarily in our sensors and integrated systems business unit, including sales associated with the acquisition of TEAC of approximately $4 million; and

•	Higher large commercial airplane OE sales of approximately $9 million, primarily in our engine control and electrical power systems business unit.
Electronic Systems segment operating income of $79.3 million in the quarter ended September 30, 2008 increased $20.6 million, or 35 percent, from $58.7 million in the quarter ended September 30, 2007. The increased segment operating income was primarily due to the following:
•	Higher sales volume and favorable product mix across all business units, which resulted in higher income of approximately $30 million; partially offset by

•	Higher operating costs of approximately $8 million across all business units.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales	$1,772.3	$1,601.7	$5,366.6	$4,724.4
Operating costs and expenses:
Cost of sales	1,214.9	1,102.9	3,715.2	3,293.4
Selling and administrative costs	260.6	262.6	791.6	777.0

	1,475.5	1,365.5	4,506.8	4,070.4

Operating Income	296.8	236.2	859.8	654.0
Interest expense	(26.7)	(31.5)	(85.2)	(93.8)
Interest income	1.4	2.2	5.1	5.5
Other income (expense) — net	(9.6)	(12.5)	(32.2)	(45.6)

Income from continuing operations before income taxes	261.9	194.4	747.5	520.1
Income tax expense	(94.1)	(54.2)	(242.5)	(156.9)

Income From Continuing Operations	167.8	140.2	505.0	363.2
Income (loss) from discontinued operations — net of income taxes	0.2	(13.4)	7.5	(11.8)

Net Income	$168.0	$126.8	$512.5	$351.4

Basic Earnings per Share:
Continuing operations	$1.35	$1.12	$4.04	$2.90
Discontinued operations	—	(0.11)	0.06	(0.09)

Net Income.	$1.35	$1.01	$4.10	$2.81

Diluted Earnings per Share:
Continuing operations	$1.33	$1.10	$3.97	$2.84
Discontinued operations	—	(0.11)	0.06	(0.09)

Net Income	$1.33	$0.99	$4.03	$2.75

Dividends Declared per Common Share	$0.225	$0.20	$0.675	$0.60

Weighted — Average Number of Shares Outstanding (in millions)
Basic	124.4	125.0	124.9	125.2

Diluted	126.3	127.7	127.1	127.8

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales:
Actuation and Landing Systems	$664.2	$607.8	$2,035.9	$1,764.1
Nacelles and Interior Systems	596.5	545.2	1,882.1	1,625.8
Electronic Systems	511.6	448.7	1,448.6	1,334.5

Total Sales	$1,772.3	$1,601.7	$5,366.6	$4,724.4

Operating Income:
Actuation and Landing Systems	$80.0	$73.6	$238.6	$182.0
Nacelles and Interior Systems	162.4	143.6	501.9	404.7
Electronic Systems	79.3	58.7	199.8	175.7

Total Segment Operating Income (1)	321.7	275.9	940.3	762.4

Corporate General and Administrative Costs	(21.1)	(34.5)	(67.8)	(95.9)
ERP Implementation Costs	(3.8)	(5.2)	(12.7)	(12.5)

Total Operating Income	$296.8	$236.2	$859.8	$654.0

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	12.0%	12.1%	11.7%	10.3%
Nacelles and Interior Systems	27.2%	26.3%	26.7%	24.9%
Electronic Systems	15.5%	13.1%	13.8%	13.2%

Total Segment Operating Income as a Percent of Sales	18.2%	17.2%	17.5%	16.1%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments, excluding the indirect costs related to the company-wide ERP implementation. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$246.9	$406.0
Accounts and notes receivable — net	1,138.4	1,006.2
Inventories — net	1,985.0	1,775.6
Deferred income taxes	177.0	178.2
Prepaid expenses and other assets	59.7	108.4
Income Taxes Receivable	5.5	74.4

Total Current Assets	3,612.5	3,548.8

Property, plant and equipment — net	1,424.9	1,387.4
Prepaid pension	28.4	16.1
Goodwill	1,410.2	1,363.2
Identifiable intangible assets — net	447.8	452.1
Deferred income taxes	23.0	11.1
Other assets	674.8	755.3

Total Assets	$7,621.6	$7,534.0

Current Liabilities
Short-term debt	$112.5	$21.9
Accounts payable	677.3	586.7
Accrued expenses	892.0	930.8
Income taxes payable	103.7	10.6
Deferred income taxes	31.0	29.7
Current maturities of long-term debt and capital lease obligations	122.1	162.9

Total Current Liabilities	1,938.6	1,742.6

Long-term debt and capital lease obligations .	1,405.4	1,562.9
Pension obligations	381.6	417.8
Postretirement benefits other than pensions	337.1	358.9
Long-term income taxes payable	121.6	146.0
Deferred income taxes	133.6	170.2
Other non-current liabilities	576.0	556.2
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 143,507,229 shares at September 30, 2008 and 142,372,162 shares at December 31, 2007 (excluding 14,000,000 shares held by a wholly owned subsidiary)	717.5	711.9
Additional paid-in capital	1,513.3	1,453.1
Income retained in the business	1,481.7	1,054.8
Accumulated other comprehensive income (loss)	(191.7)	14.4
Common stock held in treasury, at cost (20,408,729 shares at September 30, 2008 and 17,761,696 shares at December 31, 2007)	(793.1)	(654.8)

Total Shareholders’ Equity	2,727.7	2,579.4

Total Liabilities And Shareholders’ Equity	$7,621.6	$7,534.0

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Activities
Net income	$168.0	$126.8	$512.5	$351.4
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(0.2)	13.4	(7.5)	11.8
Restructuring and consolidation:
Expenses	0.7	0.7	1.3	1.5
Payments	(0.6)	(0.8)	(1.7)	(2.9)
Pension and postretirement benefits:
Expenses	25.5	35.4	76.9	95.6
Contributions and benefit payments	(89.0)	(22.7)	(124.2)	(137.4)
Depreciation and amortization	64.8	67.0	192.0	188.6
Excess tax benefits related to share-based payment arrangements	(0.3)	(2.1)	(8.4)	(11.7)
Share-based compensation expense	9.8	23.2	25.5	55.3
Deferred income taxes	1.7	8.4	(9.0)	(11.9)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	26.0	19.7	(149.1)	(93.5)
Inventories, net of pre-production and excess-over-average	(74.0)	(8.0)	(144.4)	(120.0)
Pre-production and excess-over-average inventories	(26.8)	(22.4)	(83.3)	(86.7)
Other current assets	(3.2)	(0.9)	(2.8)	7.8
Accounts payable	2.9	(55.9)	107.9	11.8
Accrued expenses	21.4	37.4	(55.5)	76.8
Income taxes payable.	28.8	(7.9)	151.2	68.3
Other non-current assets and liabilities.	(14.2)	2.7	(20.6)	1.3

Net Cash Provided By Operating Activities	141.3	214.0	460.8	406.1

Investing Activities
Purchases of property, plant and equipment	(73.3)	(65.6)	(189.6)	(160.6)
Proceeds from sale of property, plant and equipment	0.1	0.1	2.8	0.8
Payments made in connection with acquisitions, net of cash acquired	(38.2)	—	(131.8)	—

Net Cash Used In Investing Activities.	(111.4)	(65.5)	(318.6)	(159.8)

Financing Activities
Increase (decrease) in short-term debt, net	92.2	1.5	90.6	(0.3)
Repayment of long-term debt and capital lease obligations	(0.4)	(0.4)	(198.1)	(1.1)
Proceeds from issuance of common stock	0.2	10.8	24.2	78.9
Purchases of treasury stock	(100.9)	(39.2)	(138.3)	(152.5)
Dividends	(28.7)	(25.4)	(85.7)	(75.9)
Excess tax benefits related to share-based payment arrangements	0.3	2.1	8.4	11.7
Distributions to minority interest holders	(0.5)	(0.7)	(6.8)	(3.2)

Net Cash Used In Financing Activities	(37.8)	(51.3)	(305.7)	(142.4)

Net cash (used in) provided by discontinued operations	(0.4)	1.5	13.1	5.2
Effect of exchange rate changes on cash and cash equivalents	(10.3)	2.2	(8.7)	3.9

Net increase (decrease) in cash and cash equivalents	(18.6)	100.9	(159.1)	113.0
Cash and cash equivalents at beginning of period	265.5	213.4	406.0	201.3

Cash and cash equivalents at end of period.	$246.9	$314.3	$246.9	$314.3

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
Preliminary Income Statement Data:	2008	2007	2008	2007

Net Interest Expense	$(25.3)	$(29.3)	$(80.1)	$(88.3)

Other Income (Expense), Net:	$(9.6)	$(12.5)	$(32.2)	$(45.6)

- Divested Business Retiree Health Care	(3.8)	(4.6)	(14.6)	(13.8)
- Income (Expense) related to previously owned businesses	(2.1)	(4.8)	(5.9)	(16.1)
- Minority interest and equity in affiliated companies	(3.5)	(4.7)	(12.3)	(17.6)
- Other Income (Expense)	(0.2)	1.6	0.6	1.9

Preliminary Cash Flow Data:
Dividends	$(28.7)	$(25.4)	$(85.7)	$(75.9)

Depreciation and Amortization	$64.8	$67.0	$192.0	$188.6

- Depreciation	45.5	47.2	135.9	135.1
- Amortization	19.3	19.8	56.1	53.5

	September 30,	December 31,
Preliminary Balance Sheet Data:	2008	2007

Preproduction and Excess-Over-Average Inventory.	$603.3	$515.4

Short-term Debt	$112.5	$21.9
Current Maturities of Long-term Debt and Capital Lease Obligations	122.1	162.9
Long-term Debt and Capital Lease Obligations.	1,405.4	1,562.9

Total Debt[1]	$1,640.0	$1,747.7
Less: Cash and Cash Equivalents	246.9	406.0

Net Debt[1]	$1,393.1	$1,341.7

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-

term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-

GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the

Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner,

the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.